Exhibit 99.4

May 21, 2026

Hung Pei Ya

Neucleus Group Limited

Unit 2-10, Level 2

Wisma Life Care, No.5,

Jalan Kerinchi, Bangsar South

59200 Kuala Lumpur,

Wilayah Persekutuan Kuala Lumpur, Malaysia

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Neucleus Group Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Hung Pei Ya
Name:	Hung Pei Ya